SECOND AMENDMENT TO AGREEMENT FOR
PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

This SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Second Amendment”) is entered into as of November 27, 2007, by and between FRAZE ENTERPRISES, INC., an Ohio corporation (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer have previously entered into that certain Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of November 12, 2007, as amended by that certain First Amendment to Agreement for Purchase and Sale of Real Property and Escrow Instructions dated as of November 16, 2007 (collectively, the “Purchase Agreement”) wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, that certain “Property” more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

B. Seller and Buyer desire to amend the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. All initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement unless the context clearly indicates otherwise. All references to “the Agreement” or “this Agreement” in the Purchase Agreement or in this Second Amendment shall mean and refer to the Purchase Agreement as amended by this Second Amendment.

2. Purchase Price. The Purchase Price for the Property is amended and shall be SIXTEEN MILLION TWO HUNDRED THOUSAND and No/100 Dollars ($16,200,000.00).

3. Due Diligence Period. Notwithstanding anything to the contrary contained in the Purchase Agreement, as of the date of this Second Amendment, the Due Diligence Period shall be extended and deemed to conclude at 5:00 p.m. EST on Thursday, November 29, 2007.

4. Close of Escrow. (a) The second sentence of Section 6.2.1 of the Agreement is amended and restated in its entirety as follows:

The Close of Escrow shall occur on or before December 31, 2007; or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”); provided, however, that Buyer shall have the right to set the Closing Date at any date prior to December 31, 2007 with five (5) days’ prior notice to Seller, provided that (a) Buyer has waived in writing all conditions precedent to Close of Escrow and (b) Seller can complete its payoff/release of outstanding mortgage indebtedness, including any defeasance, by such Closing Date, without incurring additional expense, other than customary fees and expenses.

(b) Buyer and Seller acknowledge that the Related Contract shall be amended to provide for an outside date for closing of January 15, 2008, and therefore a closing that may not be simultaneous to the Close of Escrow. Buyer and Seller agree that Section 27 of this Agreement shall apply to any Close of Escrow under this Agreement prior to a closing under the Related Contract. Without limitation, Buyer’s right to effect a Close of Escrow that is not simultaneous to the closing under the Related Contract shall be conditioned upon Buyer (or its assignee) satisfying all conditions under the Related Contract set forth in Section 27.2 of this Agreement prior to the Close of Escrow.

5. Effect of this Second Amendment. Except as amended and/or modified by this Second Amendment, the Purchase Agreement is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Purchase Agreement, the provisions of this Second Amendment shall control. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

6. Counterparts. This Second Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives as of the date first referenced above.

SELLER:	FRAZE ENTERPRISES, INC., an Ohio corporation
By: /s/ M J Wenzler Name: M J Wenzler Title: Treasurer
BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company
By: /s/ Andrea R. Biller Name: Andrea R. Biller Title: Executive Vice President